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                                                              EXHIBIT 99.(A)(31)

LOGO CS First Boston
                                                          CS First Boston
                                                          Corporation
                                                          Park Avenue Plaza
                                                          55 East 52nd Street
                                                          New York, New York
                                                          10055
                                                          Tel: (212) 909-2000

                              PX ACQUISITION CORP.
                          a Wholly Owned Subsidiary of
                                 PRAXAIR, INC.

           Has Increased the Price of its Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                       (Including the Associated Rights)
                                       of
                              CBI INDUSTRIES, INC.
                                       to
                              $33.00 NET PER SHARE

    THE EXPIRATION DATE OF THE OFFER HAS BEEN AMENDED SUCH THAT THE OFFER AND
                WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
               NEW YORK CITY TIME, ON THURSDAY, JANUARY 11, 1996,
                         UNLESS THE OFFER IS EXTENDED.

                                                               December 28, 1995

To Brokers, Dealers, Banks,
 Trust Companies and other Nominees:

  We have been engaged by PX Acquisition Corp., a Delaware corporation (the "Purchaser"), which is a wholly owned subsidiary of Praxair, Inc., a Delaware corporation ("Praxair"), to act as Dealer Manager in connection with the Offer to Purchase dated November 3, 1995 (the "Offer to Purchase"), as amended and supplemented by the Supplement thereto dated December 28, 1995 (the "Supplement"), for cash all outstanding shares of Common Stock, par value $2.50 per share (the "Shares"), of CBI Industries, Inc., a Delaware corporation (the "Company"), together with the associated rights (the "Rights") issued pursuant to the Rights Agreement, dated as of March 4, 1986, as amended (the "Rights Agreement"), between the Company and First Chicago Trust Company of New York, as Rights Agent, upon the terms and subject to the conditions set forth in the Offer to Purchase, the Supplement and the related revised (green) Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

  Pursuant to an amendment to the Rights Agreement to be executed by the Company pursuant to the Merger Agreement (as defined in the Supplement), so long as the Merger Agreement has not been terminated the Distribution Date (as defined in the Offer to Purchase) will not occur as a result of the announcement, commencement or consummation of the Offer or the execution or delivery of the Merger Agreement. The Rights will continue to be evidenced by certificates for the Shares and the requirement for a separate tender of Rights described in the Offer to Purchase will not apply unless a Distribution Date occurs.
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  Stockholders will be required to tender two-thirds ( 2/3) of a Right (subject to adjustment) for each Share tendered in order to effect a valid tender of Shares under the Offer. Accordingly, stockholders who sell their Rights separately from their Shares in the event of a Distribution Date and do not otherwise acquire Rights may not be able to satisfy the requirements of the Offer for a valid tender of Shares. Unless the Distribution Date occurs, a tender of Shares will also constitute a tender of the associated Rights.

  Tendering stockholders may continue to use the original (yellow) Letter of Transmittal and the original (gray) Notice of Guaranteed Delivery previously circulated with the Offer to Purchase, or may use the revised (green) Letter of Transmittal and the revised (blue) Notice of Guaranteed Delivery circulated with the Supplement. While the original (yellow) Letter of Transmittal previously circulated with the Offer to Purchase refers only to the Offer to Purchase, stockholders using such document to tender their Shares and Rights will nevertheless be deemed to be tendering pursuant to the amended Offer (including the amendments and supplements made by the Supplement) and will receive $33.00 for each Share (and associated Right) validly tendered and not properly withdrawn and if Shares are accepted for payment and paid for by the Purchaser pursuant to the Offer.

  Enclosed herewith are copies of the following documents:

    1. The Supplement dated December 28, 1995;

    2. The revised (green) Letter of Transmittal to be used by stockholders of the Company in accepting the Offer;

    3. A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

    4. The revised (blue) Notice of Guaranteed Delivery;

    5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    6. Return envelope addressed to The Bank of New York, the Depositary.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE AT LEAST THAT NUMBER OF SHARES THAT WOULD REPRESENT A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE. THE OFFER IS NO LONGER SUBJECT TO THE FINANCING CONDITION (AS DEFINED IN THE OFFER TO PURCHASE).

  We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Thursday, January 11, 1996, unless the Offer is extended by the Purchaser.

  Neither the Purchaser nor Praxair will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares and Rights pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your customers.

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  Additional copies of the enclosed material may be obtained by contacting the
Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the enclosed Supplement.

                                          Very truly yours,

                                          CS FIRST BOSTON CORPORATION

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, PRAXAIR, THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE, THE SUPPLEMENT OR THE LETTER OF TRANSMITTAL.

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